Exhibit 99.2

Autobytel Announces Purchases Under Stock Repurchase Authorization

Irvine, California – November 25, 2014 – Autobytel Inc. (Nasdaq:  ABTL), pioneer of the automotive Internet and the company dedicated to connecting automotive consumers with dealers, today announced that since November 10, 2014, it has purchased 164,028 shares of its common stock under its authorized $3.0 million stock repurchase program.  Autobytel paid an average $10.85 per share for a total of approximately $1.8 million.  The shares repurchased are being retired and returned to their status of authorized and unissued shares.

Approximately $1.2 million remains available under the stock repurchase program for repurchase of company common stock.  The timing and actual number of repurchases of additional shares, if any, under the company’s stock repurchase program will depend upon a variety of factors, including price, market conditions, release of quarterly and annual earnings and other legal, regulatory and corporate considerations at the company's sole discretion.  The repurchase authorization does not obligate the company to repurchase any particular number of shares.  The authorization may be increased or otherwise modified, renewed, suspended or terminated by the company at any time, without prior notice.

In light of the recent stock repurchases, the company reminds stockholders about the company’s Tax Benefit Preservation Plan, adopted in May 2010 and as amended April 14, 2014.  The Plan was adopted to protect stockholder value by seeking to preserve the company’s substantial net operating loss carryovers and other tax attributes for United States federal and state income tax purposes that can generally be used to offset future taxable income, and therefore, reduce federal and state income tax obligations.  These tax benefits would be substantially limited if the company were to experience an “ownership change,” as defined in Section 382 of the Internal Revenue Code.

In general, an ownership change will occur if the company’s “5-percent shareholders,” for purposes of Section 382, collectively increase their ownership in the company by an aggregate of more than 50 percentage points over a rolling three-year period.  The Tax Benefit Preservation Plan is designed to reduce the likelihood that the company experiences such an ownership change by discouraging any person or group from becoming a new 5-percent shareholder under Section 382.  The Plan is triggered upon the acquisition of beneficial ownership of 4.90% or more of the company’s outstanding common stock.

After giving effect to the company’s recent stock repurchases, the number of outstanding shares of common stock of the company now stands at 8,868,848 shares.  Persons or groups considering the acquisition of shares of beneficial ownership of the company’s common stock should first evaluate their percentage ownership based on this revised outstanding share number to ensure that the acquisition of shares does not result in beneficial ownership of 4.9% or more of outstanding shares.

For a more complete description of the Tax Benefit Preservation Plan please see the company’s Reports on Form 8-K filed with the Securities and Exchange Commission on June 2, 2010 and April 16, 2014.  The Plan, a summary of the Plan and FAQs regarding the Plan are available on Autobytel’s website at www.autobytel.com — Investor Relations — Tax Benefit Preservation Plan.

About Autobytel Inc.
Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States and offers consumers robust and original online automotive content to help them make informed car-buying decisions.  The company pioneered the automotive internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal and state securities laws.  These forward-looking statements, including, but not limited to, statements regarding possible additional repurchases of common stock of the company, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our Internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in  Autobytel's filings with the Securities and Exchange Commission (SEC). Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2014 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company's stock.

Investor Relations Contacts:

Autobytel Inc.
Curtis E. DeWalt
SVP, Chief Financial Officer
949-437-4694
curtisd@autobytel.com

PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
pwinvestor@pondel.com

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